UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
October 25, 2024
F5, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

801 5th Avenue
Seattle	,	WA	98104
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	FFIV	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition
On October 28, 2024, F5, Inc. (the "Company" or "F5") issued a press release regarding its financial results for the fourth quarter and fiscal year ended September 30, 2024. The press release is attached hereto as Exhibit 99.1. The information in the press release shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 25, 2024, the Company’s Board of Directors (the “Board”) took action to appoint Edward Cooper Werner as its next Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). Mr. Werner will assume his role effective on the first business day following the filing with the Securities and Exchange Commission of the Company’s Form 10-K for the Company’s 2024 fiscal year and the related retirement of the Company’s current EVP and CFO, Frank Pelzer, consistent with the Company’s public announcement on July 29, 2024.
Mr. Werner, age 50, has served as F5’s Senior Vice President, Finance since 2012 and prior to that served as Vice President, Finance starting in 2008. Mr. Werner received a B.A. in Business Administration with an Accounting Concentration from the Foster School of Business at the University of Washington.
There are no arrangements or understandings between Mr. Werner and any other persons pursuant to which he was selected as EVP and CFO. There are no family relationships among any of the Company’s directors, executive officers and Mr. Werner. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment as EVP and CFO, Mr. Werner’s annual base salary is $500,000 and his target annual bonus is 80% of his base salary for the applicable period. In addition, subject to Talent and Compensation Committee approval, Mr. Werner will be granted restricted stock units based on a prior average stock price value of $2,400,000, of which 50% of the restricted stock units will vest quarterly over a three-year period from the date of grant and the remaining 50% of the restricted stock units will vest annually based on applicable performance achievement over a three-year period from the date of grant. The restricted stock unit award will vest only to the extent applicable and will be subject to such other terms as set forth in the F5, Inc. Incentive Plan and applicable award agreement. Further, Mr. Werner will have the Company’s standard forms of “double trigger” change of control agreement (with Mr. Werner’s severance amount equal to one times the sum of his annual salary at the highest rate in effect in the 12 months preceding the change of control date and the highest annual target incentive bonus in effect in the 12 months preceding the change of control date) and indemnification agreement for officers and directors, as applicable, and will receive health and other benefits consistent with other executive officers.

Item 8.01	Other Events
On October 25, 2024, the Board authorized an additional $1 billion for the Company’s common stock share repurchase program. The new authorization is incremental to the $422.4 million currently unused in the existing program. Acquisitions for the share repurchase program will be made from time to time in private transactions, accelerated share repurchase programs, or open market purchases as permitted by securities laws and other legal requirements. The program can be terminated at any time.
Forward Looking Statements
Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events, performance, results and actions, such as “will,” “expect,” and “following,” and variations of such words, and other similar expressions, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this report include, among others, statements regarding management succession and the Company’s share repurchase program and related matters. Forward-looking statements are not guarantees of future actions, events, results or performance, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or Board, as well as those beyond the Company’s control, including those taken by third parties. Such risks and uncertainties include, but are not limited to, timing and integration of management changes (and related arrangements), F5’s ability to execute on and board and management decisions relating to F5’s share repurchase program, and changes in strategic and other business objectives. For more information on factors that may affect future performance, events, results or actions, please review “Risk Factors” described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC, as well as other public filings with the SEC. These forward-

looking statements reflect the Company’s expectations as of the date hereof, and the Company undertakes no obligation to update the information provided herein.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

99.1	Press Release of F5, Inc. announcing quarterly earnings dated October 28, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5, INC. (Registrant)
Date: October 28, 2024	By:	/s/ François Locoh-Donou
François Locoh-Donou
President and Chief Executive Officer